Exhibit 99.(a)(1)(A)

Offer to Purchase for Cash
Up to 26,000,000 Shares of its Common Stock
(Including the Associated Series A Junior
Participating Preferred Stock Purchase Rights)
At a Purchase Price of $45.00
Per Share
by

Engelhard Corporation

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY,
JUNE 5, 2006, UNLESS ENGELHARD EXTENDS THE TENDER OFFER.

Engelhard Corporation, a Delaware corporation (the “Company” or “Engelhard” or “we” or “us”), is offering to purchase for cash up to 26,000,000 shares of its common stock par value $1.00 (the “Shares”), including the associated Series A Junior Participating Preferred Stock Purchase Rights (the “Rights”), issued pursuant to the Rights Agreement, dated as of October 1, 1998, between Engelhard and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and the Letter of Transmittal (the “Letter of Transmittal”), which together, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”). The number of Shares to be purchased by Engelhard includes Shares that may be tendered upon exercise of vested stock options (“Option Shares”) as described in Section 3. As used in this Offer to Purchase, unless otherwise noted, the term “Shares” includes Option Shares. The Memo to Optionees and Notice to Investors (Options) (collectively, the “Optionee Materials”) applicable to tenders of Option Shares described in Section 3 are also part of the terms of the Offer. Unless the context otherwise requires, all references to Shares shall refer to common stock of Engelhard and shall include the associated Rights; and, unless the associated Rights are redeemed prior to the expiration of the Offer, a tender of Shares will constitute a tender of the associated Rights. On the terms and subject to the conditions of the Offer, Engelhard will pay $45.00 per Share, net to the seller in cash, without interest, for Shares properly tendered and not properly withdrawn. See Section 3 with respect to Option Shares. However, Engelhard will not purchase Shares that we do not accept for purchase because of proration provisions or conditional tenders. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the Offer. See Section 1.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING ENGELHARD HAVING OBTAINED SUFFICIENT FINANCING FOR THE PURCHASE OF ALL SHARES SOUGHT IN THE OFFER PURSUANT TO THE TERMS AND CONDITIONS CONTAINED IN THE COMMITMENT LETTER DESCRIBED IN SECTION 9 (THE “FINANCING CONDITION”), AND OTHER CONDITIONS BEING SATISFIED ON OR PRIOR TO THE EXPIRATION DATE OF THE OFFER. SEE SECTION 7.

_____________________

IMPORTANT

If you wish to tender all or any part of your Shares, you should either (1) (a) complete and sign a Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the certificates for the Shares, to Mellon Investor Services LLC, the depositary for the Offer, or (b) tender the Shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Shares. If you desire to tender your Shares and (1) your Share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer or (3) you cannot deliver the other required documents to the depositary by the expiration of the Offer, you must tender your Shares according to the guaranteed delivery procedure described in Section 3.

     Holders of options granted under the Engelhard Corporation Stock Option Plan of 1991, the Engelhard Corporation 2002 Long Term Incentive Plan, the Engelhard Corporation Directors Stock Option Plan and the Engelhard Corporation Stock Option Plan of 1999 for Certain Key Employees (collectively, the “Stock Option Plans”) who wish to tender any Option Shares in the Offer should follow the separate instructions and procedures described in Section 3.

__________________________

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND RECOMMENDS THAT YOU TENDER YOUR SHARES INTO THE OFFER. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL AND OPTIONEE MATERIALS BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES IN THE OFFER.

__________________________

The Shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “EC.” We publicly announced the Offer on April 26, 2006, prior to the opening of trading on the NYSE on that date. On April 25, 2006, the reported closing price of the Shares on the NYSE was $38.30 per Share. We urge stockholders to obtain current market quotations for the Shares. See Section 8.

__________________________

You may direct questions and requests for assistance to MacKenzie Partners., Inc., the information agent for the Offer, or to J.P. Morgan Securities Inc. and Merrill Lynch & Co., the dealer managers for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. You may direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or the notice of guaranteed delivery or the Optionee Materials to the information agent.

__________________________

The Dealer Managers for the Offer are:

JPMorgan	Merrill Lynch & Co.
277 Park Avenue, 9th Floor	4 World Financial Center
New York, New York 10172	New York, New York 10080

Telephone:	Telephone:
Toll-free: (877) 371-5947	Domestic: (877) 653-2948
Call Collect: (212) 622-2922	International: (609) 818-8000

May 5, 2006

     Engelhard has not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. Engelhard has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, in the Letter of Transmittal or in the Optionee Materials. If given or made, you must not rely upon any such information or representation as having been authorized by Engelhard, the information agent or the dealer managers. Our Board of Directors has approved the Offer and recommends that you tender your Shares into the Offer. However, you must make your own decision whether to tender your Shares and, if so, how many.

________________

     Engelhard is not making the Offer to (nor will we accept any tender of Shares from or on behalf of) holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of Shares would not be in compliance with the laws of such jurisdiction. However, Engelhard may, at its discretion, take such action as Engelhard may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to holders in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on Engelhard’s behalf by the dealer managers or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

TABLE OF CONTENTS

			Page

Summary Term Sheet			1

Introduction			6

The Tender Offer			7

1	.	Number of Shares; Proration	7

2	.	Purpose of the Tender Offer	9

3	.	Procedures for Tendering Shares	15

4	.	Withdrawal Rights	19

5	.	Purchase of Shares and Payment of Purchase Price	19

6	.	Conditional Tender of Shares	20

7	.	Conditions of the Offer	21

8	.	Price Range of Shares; Dividends; Rights Agreement	22

9	.	Source and Amount of Funds	22

10	.	Certain Information Concerning Engelhard	23

11	.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares	27

12	.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act	31

13	.	Legal Matters; Regulatory Approvals	32

14	.	Certain Material United States Federal Income Tax Consequences	32

15	.	Extension of the Tender Offer; Termination; Amendment	35

16	.	Fees and Expenses	36

17	.	Miscellaneous	37

FORWARD-LOOKING STATEMENTS

This Offer to Purchase (including any documents incorporated by reference) contains forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “elect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, internal and external, that may cause the Company’s actual future activities and results of operations to be materially different from those suggested or described in this document. A discussion of these risk factors is included below under the caption “Risk Factors.” Investors are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of their dates.

Risk Factors

     Internal risks and uncertainties that could cause actual results to differ materially and negatively impact the Company include:

  The Company’s ability to achieve and execute internal business plans. The Company is engaged in growth and productivity initiatives in all technology segments. Specifically, the Company has major growth initiatives in businesses serving the personal care, energy materials, polyethylene, diesel emissions and gas-to-liquids markets. These initiatives are subject to greater risk than the Company’s traditional markets. Additionally, failure to commercialize proprietary and other technologies or to acquire businesses or licensing agreements to serve targeted markets could negatively impact the Company’s business, financial condition and results of operations.

  The success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved. The Company’s business depends upon the creation, acquisition and commercialization of new technologies to replace obsolete technologies. The Company cannot give any assurance that it will be able to replace obsolete technologies successfully or at all and the failure to do so could negatively impact the Company’s business, financial condition and results of operations.

  Manufacturing difficulties, property loss, or casualty loss. Although the Company maintains business interruption insurance, the Company is dependent upon the operating success of its manufacturing facilities, and does not maintain redundant capacity. Failure of these manufacturing facilities could cause profitability losses and could damage customer relations in the long term. Any significant loss of customers associated with such manufacturing difficulties could negatively impact the Company’s business, financial condition and results of operations.

  Capacity constraints. Some of the Company’s businesses operate near current capacity levels, notably operations serving the petroleum refining operations. Should demand for certain products increase, the Company could experience difficulty meeting the increased demand, hindering growth opportunities.

  Product quality deficiencies. The Company’s products are generally sold based upon specifications agreed upon with our customers. Failure to meet these specifications could negatively impact the Company’s business.

  The impact of physical inventory losses, particularly with regard to precious and base metals. Although the Company maintains property and casualty insurance, the Company holds large physical quantities of precious and base metals, often for the account of third parties. These quantities are subject to loss by theft and manufacturing inefficiency. Significant loss of physical inventories, particularly the loss of the Company’s precious and base metals, could negatively impact the Company’s business, financial condition and results of operations.

  Litigation and legal claims. The Company is currently engaged in various legal disputes, including litigation related to the hostile offer of BASF Aktiengesellschaft (“BASF”) (as described below). Unfavorable resolution of these disputes would negatively impact the Company’s business, financial condition and results of operations. Unidentified future legal claims could have a similar negative impact.
v

  Contingencies related to actual or alleged environmental contamination to which the Company may be a party (see Note 22, “Environmental Costs” to the Company’s financial statements included with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).

  Exposure to product liability lawsuits. As a manufacturer, the Company is subject to end-user product liability litigation associated with the Company’s products. Unfavorable resolution of these disputes would negatively impact the Company’s business, financial condition and results of operations. Unidentified future legal claims could have a similar negative impact.

  Future divestitures and restructurings. The Company may experience changes in market conditions that cause the Company to consider divesting or restructuring operations, which could impact future earnings.

     External risks, uncertainties and changes in market conditions that could cause actual results to differ materially and negatively impact the Company include:

  Competitive pricing or product development activities affecting demand for our products. The Company operates in a number of markets where overcapacity, low-priced foreign competitors, and other factors create a situation where competitors compete for business by reducing their prices, notably in the kaolin to paper market, some effect pigments markets, the colorant market, certain chemical process markets and certain components of the mobile-source environmental markets.

  Overall demand for the Company’s products, which is dependent on the demand for our customers’ products. As a supplier of materials to other manufacturers, the Company is dependent upon the markets for its customers’ products. Notably, some North American automobile producers have recently experienced financial difficulties and decreased product demand. Additionally, technological advances by direct and not- in-kind competitors could render the Company’s current products unattractive or obsolete.

  Changes in the solvency and liquidity of our customers. Although the Company believes it has adequate credit policies, the creditworthiness of customers could change. Certain customers of the Company who supply parts to the North American automobile producers have recently experienced financial difficulties, including bankruptcy. Bankruptcy of other customers remains a threat. These customers represent a substantial portion of the Environmental Technologies segment’s business.

  Fluctuations in the supply and prices of precious and base metals and fluctuations in the relationships between forward prices to spot prices. The Company depends upon a reliable source of precious metals, used in the manufacture of its products, for itself and its customers. These precious metals are sourced from a limited number of suppliers. A decrease in the availability of these precious metals could negatively impact the Company. In closely monitored situations, for which exposure levels and transaction size limits have been set by senior management, the Company holds unhedged metal positions that are subject to future market fluctuations. Such positions may include varying levels of derivative instruments. At times, these positions can be significant. Significant changes in market prices could negatively impact the Company’s business, financial condition and results of operations.

  The availability and price of rare earth compounds. The Company uses certain rare earth compounds in manufacturing its products, produced in limited locations worldwide. Decreased availability of these compounds or an increase in the price of these materials could negatively impact the Company’s business, financial condition and results of operations.

  The availability of substrates. In the Company’s Environmental Technologies segment, the Company purchases large quantities of catalyst substrates from a limited number of suppliers. These substrates are specifically designed and manufactured to requirements established by the Company’s customers. An inability to obtain substrates in sufficient volumes to meet customer demand could negatively impact the Company’s business, financial condition and results of operations.

  The availability and price of other raw materials. The Company’s products contain a broad array of raw materials for which increases in price or decreases in availability could negatively impact the Company’s business, financial condition and results of operations.

  A decrease in the availability or an increase in the cost of energy, notably natural gas. The Company consumes more than 11 million MMBTUs of natural gas annually. Compared with other sources of energy, natural gas is subject to volatility in availability and price, due to transportation, processing and storage requirements. Recent hurricanes impacting the Gulf Coast have driven up natural gas prices and have limited availability. A prolonged continuation of these higher prices, absent the ability to recover these costs through price increases or energy surcharges, could negatively impact the Company’s business, financial condition and results of operations. Changes could include customer and product rationalization, plant closures and asset impairments, particularly in certain minerals operations serving the paper market.

  The impact of increased employee benefit costs and/or the resultant impact on employee relations and human resources. The Company employs more than 7,000 employees worldwide and has been affected by recent increases in benefit costs, notably pension and medical benefits. Continued increases in such costs could negatively impact the Company’s business, financial condition and results of operations.

  Higher interest rates. A portion of the Company’s debt is exposed to short term interest rate fluctuations. An increase in long-term debt rates would impact the Company when the current long-term debt instruments mature. The Company will incur approximately $1.2 billion of debt in order to finance the Offer and pay related fees and expenses, which will increase these risks. If the Company incurs additional debt in the future, these risks could also increase.

  Changes in foreign currency exchange rates. The Company regularly enters into transactions denominated in foreign currencies and, accordingly, is exposed to changes in foreign currency exchange rates. The Company’s policy is to hedge the risks associated with monetary assets and liabilities resulting from these transactions. Additionally, the Company has significant foreign currency investments and earnings, which are subject to changes in foreign currency exchange rates upon translation into United States dollars.

  Geographic expansions may not develop as anticipated. The Company expects markets in Asia to fuel growth for many served markets. China’s expected growth exceeds that of most developed countries, and failure of that growth to materialize as expected could negatively impact the Company’s business, financial condition and results of operations.

  Economic downturns and inflation. The diversity of the Company’s markets has substantially insulated the Company’s profitability from economic downturns in recent years. The Company is exposed to overall economic conditions. Recent inflationary pressures have resulted in higher material costs. The inability of the Company to pass these higher costs to customers through price increases and surcharges would have a negative impact on the Company’s business, financial condition and results of operations.

  Increased levels of worldwide political instability, as the Company operates primarily in the United States, the European community, Asia, the Russian Federation, South Africa and Brazil. Much of the Company’s identified growth prospects are foreign markets. As such, the Company expects continued foreign investment and, therefore, increased exposure to foreign political instability. Additionally, the worldwide threat of terrorism can directly and indirectly impact the Company’s foreign and domestic profitability.

  Government legislation and/or regulation particularly on environmental and taxation matters. The Company maintains manufacturing facilities and, as a result, is subject to environmental laws and regulations. The Company will be impacted by changes in these laws and regulations. The Company operates in tax jurisdictions throughout the world, and, as a result, is subject to changes in tax law in various countries.

  A slowdown in the expected rate of environmental regulations. The Company’s Environmental Technologies segment’s customers, and to a lesser extent, the Process Technologies segment’s customers, are generally driven by increasingly stringent environmental regulations. A slowdown or repeal of regulations could negatively impact the Company.

  The impact of natural disasters. Natural disasters causing damage to the Company and our customers and suppliers could negatively impact the Company.

  Uncertainty regarding the outcome of the BASF offer may affect the Company’s stock price and future business. The uncertainty as to the outcome of the BASF offer may have an adverse effect on employee retention and recruitment, and may negatively impact supplier and customer relationships. A significant loss of employees or the inability to attract new employees could negatively impact the Company’s business, financial condition and results of operations

     Risks and uncertainties associated with the Offer and the Company’s related recapitalization plan that could cause actual results to differ materially and negatively impact the Company include:

  Increased indebtedness and a greater ratio of indebtedness to stockholders’ equity. The Company will enter into new financing arrangements to finance the Offer and, as a result, indebtedness and interest expense will increase. Such increased levels of indebtedness and higher interest expenses may make it difficult for the Company to incur future indebtedness at attractive terms or at all. In addition, the Company’s indebtedness will be more substantial in relation to stockholders’ equity. After giving pro forma effect to the consummation of the Offer and the related financings, the Company would have had total indebtedness of approximately $1.8 billion and stockholders’ equity of approximately $350 million at December 31, 2005.

  Changes in the Company’s credit ratings. The Company expects its credit ratings will be downgraded by each of the principal rating agencies as a result of the announcement of the Offer, but that the Company will maintain an investment grade rating. Should the Company’s rating drop below investment grade, the Company would experience higher interest expense, may incur difficulty in procuring metals and could default on existing obligations.

  Conditions to the Offer. Our ability to repurchase Shares in the Offer will be subject to a number of conditions, including obtaining financing. The commitment letter we received to provide a one year bridge facility of $1.5 billion to fund the repurchase and related costs and expenses and other liquidity support is subject to a number of conditions, including there being no material adverse change in the Company since December 31, 2005 and there being no material disruption of or material adverse change in financial, banking or capital markets since April 25, 2006. In addition, we have to amend our existing credit facilities to permit the increased level of indebtedness.

  Ability to refinance the bridge facility. The expected benefits of the recapitalization plan rely in part on our ability to refinance our bridge facility and the terms of the financing obtained. The expected terms used herein are based on current market conditions. The terms of any long-term financing will depend on market conditions at the time we incur the indebtedness, and are likely to be different. In addition, a portion of the long-term financing is expected to have a floating rate of interest, which may increase over time.

SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the Letter of Transmittal and the Optionee Materials because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?	Engelhard is offering to purchase your shares of our
common stock, par value $1.00 (the “Shares”) and the
associated Series A Junior Participating Preferred Stock
Purchase Rights (the “Rights”).

What will the purchase price for the Shares be?	The purchase price will be $45.00 per share. We will pay
this purchase price in cash, without interest, for all the
Shares we purchase under the Offer. See Section 1.

How many Shares will Engelhard purchase?	We will purchase up to 26,000,000 Shares (approximately
20% of the Company’s outstanding Shares including Shares
underlying options exerciseable as of April 28, 2006). Each
Share is coupled with a Right that we will acquire with the
Shares we purchase. No additional consideration will be
paid for the Rights. See Section 1. The Offer is not
conditioned on any minimum number of Shares being
tendered. See Section 7.

What will happen if more than 26,000,000	If more than 26,000,000 Shares are properly tendered and
Shares are properly tendered and not	not properly withdrawn, we will purchase all Shares
properly withdrawn?	tendered on a pro rata basis, except for Shares that were
conditionally tendered and for which the condition was not
satisfied. See Section 1.

How will Engelhard pay for the Shares?	We will need approximately $1.2 billion to purchase
26,000,000 Shares and to pay related fees and expenses
(including fees for the bridge loan facility described in
Section 9). We anticipate that we will obtain all of the funds necessary to purchase Shares tendered in the Offer, and to
pay related fees and expenses, through available borrowings
under an unsecured bridge facility (having the terms set
forth in the Commitment Letter described in Section 9),
which we expect to refinance with permanent financing.
Engelhard does not currently have any alternative financing
arrangements or plans in the event that these facilities and such borrowings thereunder are not obtained See Section 7
and Section 9.

How long do I have to tender my Shares?	You may tender your Shares until the Offer expires. The
Offer will expire on Monday, June 5, 2006, at 5:00 p.m.,
New York City time, unless we extend it (such time and date, as it may extended, the “Expiration Date”). See Section 1.
We may choose to extend the Offer for any reason, subject
to applicable laws. We cannot assure you that we will extend the Offer, or, if we do, the length of any extension that we may provide. Engelhard expressly reserves the right to
extend the Offer until the final determination of the election for members of the Board of Directors at the Company’s
annual meeting. See Section 15. If a broker, dealer,
commercial bank, trust company or other nominee holds
your Shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank,
trust company or other nominee to find out their deadline.

Can the Offer be extended, amended or	We can extend or amend the Offer in our sole discretion. We
terminated, and under what circumstances?	also expressly reserve the right to extend the Offer until the final determination of the election for members of the Board of Directors at the Company’s annual meeting. If we extend
the Offer, we will delay the acceptance of any Shares that
have been tendered. We can terminate the Offer under certain circumstances, including if a majority of our Board is
comprised of nominees designated by BASF and the Board
shall have determined to terminate the Offer or if the other conditions to the Offer are not met. See Sections 7 and 15.

How will I be notified if Engelhard extends	We will issue a press release by 9:00 a.m., New York City
the Offer or amends the terms of the Offer?	time, on the business day after the scheduled Expiration
Date if we decide to extend the Offer. We will announce any
amendment to the Offer by making a public announcement
of the amendment. See Section 15.

What is the purpose of the Offer?	The Offer is an element of a Recapitalization Plan, which is comprised of the Offer, Engelhard’s continued execution of
its business strategy and incremental cost savings the
Company expects will deliver $15 million annually
beginning in 2007. The Board strongly believes that the
Recapitalization Plan represents the best value creation
alternative for and is in the best interests of Engelhard
shareholders for a number of reasons described under
Section 2. See Sections 2 and 10.

Are there any conditions to the Offer?	Yes. The Offer is subject to conditions, including, among
others:

• the Company having received sufficient financing to
purchase all Shares accepted in the Offer (the conditions
to the bridge financing committed to purchase the Shares
in the Offer are described in Section 9);

• the absence of court and governmental action prohibiting,
challenging or restricting the Offer;

• the Company’s Board of Directors not approving another
transaction that it determines provides shareholders
greater value;

• the Company’s Board of Directors not recommending
acceptance of an amended offer that BASF may choose
to make; and

• the Board of Directors, a majority of which comprises
nominees designated by BASF, not having determined to
terminate the Offer. See Section 7 for further explanation
of the conditions to the Offer.

Following the Offer, will Engelhard continue	Yes. The completion of the Offer in accordance with its
as a public company?	terms and conditions will not cause Engelhard to be delisted from the New York Stock Exchange or to stop being subject
to the periodic reporting requirements of the Securities
Exchange Act of 1934, as amended (the “Exchange Act”).
See Section 12.

How do I tender my Shares?	The Offer will expire at 5:00 p.m., New York City time, on
Monday, June 5, 2006, unless Engelhard extends the Offer.
To tender your Shares prior to the expiration of the Offer:

• you must deliver certificate(s) for the Shares and a
properly completed and duly executed Letter of
Transmittal to the depositary at the address appearing on
the back cover page of this Offer to Purchase; or

• the depositary must receive a confirmation of receipt of
your Shares by book-entry transfer and a properly
completed and duly executed Letter of Transmittal; or

• you must request a broker, dealer, commercial bank, trust
company or other nominee to effect the transaction for
you; or

• you must comply with the guaranteed delivery
procedure.

You should contact the information agent or the dealer
managers for assistance. See Section 3 and the instructions
to the Letter of Transmittal. Please note that Engelhard will not purchase your Shares in the Offer unless the depositary
receives the required documents prior to the Expiration
Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an
earlier deadline for you to act to instruct them to accept the
Offer on your behalf. We urge you to contact your broker,
dealer, commercial bank, trust company or other nominee to
find out their applicable deadline.

If you are a holder of vested options, please see below.

Once I have tendered Shares in the Offer,	You may withdraw any Shares you have tendered at any
can I withdraw my tender?	time before the Expiration Date, which will occur at 5:00
p.m., New York City time, on Monday, June 5, 2006, unless
we extend the Offer. We cannot assure you that we will
extend the Offer or, if we do, the length of any extension we may provide. If we have not accepted for payment the
Shares you have tendered to us, you may also withdraw your
Shares after 12:00 Midnight, New York City time, on Friday,
June 30, 2006. See Section 4.

How do I withdraw Shares I previously tendered?	You must deliver, on a timely basis prior to the Expiration
Date, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must
specify your name, the number of Shares to be withdrawn
and the name of the registered holder of those Shares. Some
additional requirements apply if the Share certificates to be withdrawn have been delivered to the depositary or if your
Shares have been tendered under the procedure for book-
entry transfer set forth in Section 3. Shares tendered also may be withdrawn after 12:00 Midnight, New York City time, on
June 30, 2006, unless theretofore accepted for payment as
provided in this Offer to Purchase. See Section 4.

How do holders of vested stock options	Holders of vested options granted under the Stock Option
participate in the Offer?	Plans may either (a) tender some or all of the Option Shares underlying any or all of their vested options by following the special instructions and procedures for optionees described
in Section 3 (with the options exercised only to the extent
that the underlying Option Shares are actually purchased in
the Offer) or (b) exercise their vested options and tender
Shares issued upon exercise by following the instructions
and procedures for tendering stockholders tendering Shares
that are not Option Shares described in Section 3.

Has Engelhard or its Board of Directors	Our Board of Directors has approved the Offer and recom-
adopted a position on the Offer?	mends you tender your Shares into the Offer. You should
read carefully the information in this Offer to Purchase
including our reasons for making the Offer, and in the Letter of Transmittal and Optionee Materials, before making your
decision whether to tender your Shares.

If I decide not to tender, how will the	Stockholders who choose not to tender will own a greater
Offer affect my Shares?	percentage interest in our outstanding common stock
following the consummation of the Offer.

What is the recent market price for the Shares?	We publicly announced the Offer on April 26, 2006, prior to
the opening of trading on the New York Stock Exchange (the
“NYSE”) on that date. On April 25, 2006, the reported closing price of the Shares on the NYSE was $38.30 per share. On
May 3, 2006, the last trading day prior to the printing of this
Offer to Purchase, the reported closing price of the Shares on the NYSE was $38.24. We urge you to obtain current market
quotations for the Shares. See Section 8.

When will Engelhard pay for the	We will pay the purchase price, net to you in cash, without
Shares I tender?	interest, for the Shares we purchase as promptly as
practicable after the expiration of the Offer and the
acceptance of the Shares for payment; provided that we do
not expect to announce the results of proration and begin
paying for tendered Shares until at least five business days after the Expiration Date. See Section 5.

Will I have to pay brokerage commissions if	If you are a registered stockholder and you tender your
I tender my Shares?	Shares directly to the depositary, you will not incur any
brokerage commissions. If you hold Shares through a broker,
dealer, commercial bank, trust company or other nominee,
we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether
transaction costs are applicable. See Section 3.

What are the United States federal income tax	Generally, you will be subject to United States federal
consequences if I tender my Shares?	income taxation when you receive cash from us in exchange
for Shares tendered pursuant to the Offer. The cash received in exchange for tendered Shares generally will be treated for
United States federal income tax purposes either as (1)
consideration received in respect of a sale or exchange of the tendered Shares or (2) a distribution from Engelhard in
respect of its stock. See Section 14. The payment of cash to a Non-U.S. Holder pursuant to the Offer will be subject to
United States federal income tax withholding at a rate of
30%, subject to reduction or exemption if specified
requirements are met. We urge stockholders to consult their
own tax advisors to determine the particular tax
consequences to them of participating in the Offer,
including the applicability and effect of any state, local or
non-U.S. tax laws.

Will I have to pay any stock transfer tax if	If you are the registered holder and you instruct the
I tender my Shares?	depositary in the Letter of Transmittal to make the payment
for the Shares directly to you, then generally you will not
incur any stock transfer tax. See Section 5.

To whom can I talk if I have questions?	The information agent and the dealer managers can help
answer your questions. The information agent is MacKenzie
Partners, Inc., and the dealer managers are J.P. Morgan
Securities Inc. and Merrill Lynch & Co. Their respective
contact information is set forth on the back cover page of
this Offer to Purchase.

INTRODUCTION

To the Holders of our Common Stock and Holders of Vested Options:

     We invite our stockholders and option holders to tender shares of our common stock, $1.00 par value per share (the “Shares”), together with the associated Series A Junior Participating Preferred Stock Purchase Rights (the “Rights”), issued pursuant to the Rights Agreement, dated October 1, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., for purchase by us. Each Share is coupled with an associated Right that we will acquire with the Shares. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, we are offering to purchase up to 26,000,000 Shares at a price of $45.00 per share, net to the seller in cash, without interest. We will not pay any additional consideration for the Rights. The number of Shares to be purchased by Engelhard includes Option Shares as described in Section 3. As used in this Offer to Purchase, unless otherwise noted, the term “Shares” includes Option Shares. The Memo to Optionees and Notice of Instructions (Options) (together, the “Optionee Materials”) applicable to Option Shares described in Section 3 are also part of the terms of the Offer.

     The Offer will expire at 5:00 p.m., New York City time, on Monday, June 5, 2006, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the Offer will remain open. Engelhard expressly reserves the right to extend the Offer until the final determination of the election for members of the Board of Directors at the Company’s annual meeting.

     We will buy up to 26,000,000 Shares that are properly tendered and not properly withdrawn. However, because of the proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than the number of Shares we seek are properly tendered. We will return tendered Shares that we do not purchase to the tendering stockholders at our expense as promptly as practicable after the expiration of the Offer. See Section 1.

Stockholders and option holders must complete the Letter of Transmittal or Optionee Materials, as applicable, in order to properly tender Shares.

     We will pay the purchase price, net to the tendering stockholders in cash, without interest, for all Shares that we purchase in the Offer. Tendering stockholders whose Shares are registered in their own names and who tender directly to Mellon Investor Services LLC, the depositary in the Offer, and holders of vested options who tender underlying Option Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 9 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us under the Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND RECOMMENDS YOU TENDER YOUR SHARES INTO THE OFFER. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL AND OPTIONEE MATERIALS BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES. SEE SECTION 2.

     If, at the Expiration Date, more than 26,000,000 Shares are properly tendered and not properly withdrawn, we will buy Shares on a pro rata basis from all other stockholders who properly tender Shares other than stockholders who tender conditionally and whose conditions are not satisfied.

     See Section 1, Section 5 and Section 6, respectively, for additional information concerning proration and conditional tender procedures.

     Holders of options granted under the Engelhard Corporation Stock Option Plan of 1991, the Engelhard Corporation 2002 Long Term Incentive Plan, the Engelhard Corporation Directors Stock Option Plan and the Engelhard Corporation Stock Option Plan of 1999 for Certain Key Employees (collectively, the “Stock Option Plans”) who wish to exercise their options only to the extent underlying Option Shares are actually purchased in the Offer and tender any of such Option Shares in the Offer should follow the separate instructions and procedures described in Section 3. Instructions for the tender of Option Shares must be received by Merrill Lynch & Co. prior to the Expiration Date.

     Holders of vested but unexercised options to purchase Shares also may exercise such options for cash and tender some or all of the Shares issued upon such exercise by following instructions and procedures set forth in Section 3 applicable to stockholders tendering Shares that are not Option Shares. Such an exercise of an option cannot be revoked even if the Shares received upon exercise and tendered in the Offer are not purchased for any reason.

     As of April 28, 2006, we had 124,007,192 Shares issued and outstanding and 5,233,822 vested stock options. The 26,000,000 Shares that we are offering to purchase represent approximately 20% of the Company’s outstanding Shares, including Shares underlying exerciseable options, as of April 28, 2006. The Shares are listed and traded on the NYSE under the symbol “EC.” See Section 8. We urge stockholders to obtain current market quotations for the Shares.

THE TENDER OFFER

1. Number of Shares; Proration.

     General. Upon the terms and subject to the conditions of the Offer, Engelhard will purchase 26,000,000 Shares, or such fewer number of Shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled Expiration Date of the Offer, at a price of $45.00 per share, net to the seller in cash, without interest. See Section 3 with respect to Option Shares.

     The term “Expiration Date” means 5:00 p.m., New York City time, on Monday, June 5, 2006, unless and until Engelhard, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by Engelhard, shall expire. See Section 15 for a description of Engelhard’s right to extend, delay, terminate or amend the Offer. In the event of an over-subscription of the Offer as described below, Shares validly tendered will be subject to proration. The withdrawal rights and proration period expire on the Expiration Date; provided that tendered shares may be withdrawn after 12:00 Midnight, New York City time, on June 30, 2006 unless theretofore accepted for payment as provided in this Offer to Purchase.

       If we:
  increase or decrease the price to be paid for Shares,

  materially increase or decrease the dealer managers’ fee; or

  increase or decrease the number of Shares being sought in the Offer, unless, in the case of an increase in the number of Shares being sought, such increase does not exceed 2% of the outstanding Shares; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in Section 15, of any such increase or decrease, we will extend the Offer until the expiration of ten business days from the date that we first publish notice of such increase or decrease. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     Engelhard will purchase all Shares properly tendered (and not properly withdrawn), upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions of the Offer.

     Engelhard will not purchase Shares that it does not accept in the Offer because of proration provisions or conditional tenders. Shares tendered and not purchased, including Shares that Engelhard does not accept for purchase due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the Shares, at Engelhard’s expense and without expense to the tendering stockholders, as promptly as practicable after the Expiration Date or termination of the Offer. Stockholders also can specify the order in which Engelhard will purchase tendered Shares in the event that, as a result of the proration provisions or otherwise, Engelhard purchases some but not all of the tendered Shares pursuant to the Offer.

     If the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date is fewer than or equal to 26,000,000 Shares, Engelhard will, upon the terms and subject to the conditions of the Offer, purchase all such Shares.

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 26,000,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, Engelhard will purchase properly tendered Shares on the following basis:

  First, subject to the conditional tender provisions described in Section 6, we will purchase all Shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below.

  Second, only if necessary to permit us to purchase 26,000,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

     Option Shares will be subject to the proration provisions. Optionees who tender Option Shares may direct the order in which such options will be exercised. If the optionee does not so direct, then options will be exercised based on exercise price, with the lowest priced options exercised first.

Engelhard may not purchase all of the Shares that a stockholder tenders in the Offer.

     Proration. If proration of tendered Shares is required, Engelhard will determine the proration factor as soon as practicable following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6 of this Offer to Purchase, proration for each stockholder that tenders Shares will be based on the ratio of the total number of Shares that we accept for purchase to the total number of Shares including Option Shares properly tendered (and not properly withdrawn) by all stockholders.

     Because of the difficulty in determining the number of Shares properly tendered, including Shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the conditional tender provisions, Engelhard does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased under the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain preliminary proration information from the information agent or the dealer managers and may be able to obtain this information from their brokers.

     As described in Section 14, the number of Shares that Engelhard will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder’s decision whether or not to tender Shares. Holders of Shares and Option Shares have the opportunity to designate the order in which such Shares and Option Shares will be purchased in the event that not all such Shares tendered are purchased as a result of proration.

     We will mail this Offer to Purchase and the Letter of Transmittal to record holders of Shares and we will furnish this Offer to Purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Engelhard’s stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Tender Offer.

     Background

     On January 9, 2006, BASF Aktiengesellschaft (“BASF”), through its wholly-owned subsidiary, Iron Acquisition Corporation, made an unsolicited tender offer to acquire all of the outstanding shares of Engelhard common stock for $37 per share in cash. The purpose of the BASF offer is for BASF to acquire control of, and the entire equity interest in, the Company. BASF has stated that it currently intends, as promptly as practicable following consumation of the BASF offer, to have the Company consummate a merger or other similar business combination with Iron Acquisition Corporation or another direct or indirect subsidiary of BASF in connection with its offer. On January 20, 2006, the Board of Directors unanimously determined that BASF’s $37 per share offer was inadequate and not in the best interests of the Company’s shareholders.

     Following the determination by the Board of Directors of the Company of the inadequacy of BASF’s $37 per share offer, the Board of Directors, with the assistance of its independent advisors, explored a wide range of strategic alternatives to maximize shareholder value. As part of this process, the Recapitalization Plan was developed. No competitive, third-party transaction, however, materialized.

     In response to the Company’s request for BASF to increase its offer following BASF’s access to non-public information, BASF, on April 19, 2006, made a proposal to acquire the Company for $38 per Share in cash. Following receipt of the $38 per Share proposal, the Board of Directors of the Company held a number of meetings to review BASF’s $38 per Share proposal and review the results of its exploration of strategic alternatives, including the Recapitalization Plan that had been developed. Following this review, at its meeting on April 25, 2006, the Board unanimously determined that BASF’s $38 per Share proposal was inadequate and not in the best interests of the Company’s shareholders. Subsequently, on May 1, 2006, BASF increased its offer to $38 per Share and extended its offer to June 5, 2006.

     Also at its April 25, 2006 meeting, the Board of Directors of the Company unanimously determined that the Recapitalization Plan represents the best value-creation alternative for and is in the best interests of the Company’s shareholders. Accordingly, the Board unanimously approved the Recapitalization Plan. The Recapitalization Plan was announced on April 26, 2006.

     Increase in the Size of the Company’s Board of Directors

     BASF—the very same party which has made the $38 per share offer which the Board of Directors has determined is inadequate—has previously stated that if Engelhard does not decide to sell the Company “expeditiously” or if BASF on its own “concludes that [our] exploration of strategic alternatives is not being conducted in the best interests of the Company’s shareholders,” then BASF intends to solicit written consents from our shareholders to amend Engelhard’s bylaws to increase the size of the Board of Directors and fill the newly-created vacancies with hand-picked, BASF nominees. BASF has the ability to continue threatening, and to make, such a consent solicitation regardless of whether their director nominees lose the vote at the Company’s annual meeting. Furthermore, BASF can continue its consent solicitation for as long as it chooses-there is no date by which the solicitation must end.

     In order to be able to successfully execute on its strategic business plan, which the Company expects to deliver significant growth and value to its shareholders, the Company determined that it could not afford the distraction resulting from either a lengthy consent solicitation for majority control of the Board of Directors or the threat that one could occur at any time. The Board of Directors and management, as well as other important resources of the Company, would be diverted to focusing on a consent solicitation battle of potentially indefinite duration throughout a critical period for the execution of our strategic business plan. To avoid this potential obstacle to realizing the anticipated benefits of this part of the Recapitalization Plan, the Board of Directors will increase the number of Board members at the Company’s annual meeting of stockholders from six to nine members and ask stockholders to vote to fill these additional director seats.

     Accordingly, the Board of Directors has recommended that at the Company’s annual meeting stockholders elect the five Board nominees described in the Company’s Proxy Statement. As a result, the Board will be giving its stockholders the ability to elect a majority of the newly-enlarged Board of Directors (five directors out of nine) at the Company’s annual meeting without the need for, and distraction resulting from, the BASF consent solicitation.

     BASF has nominated five individuals for election to the Board of Directors at the Company’s annual meeting, namely the two individuals BASF has previously nominated and three additional individuals whom BASF nominated on May 1, 2006 after the Company announced the Board size would be increased at the annual meeting. If BASF is successful, its nominees will control the elected Board of the Company, and we would expect them to approve BASF’s inadequate $38 per share offer.

     If Engelhard’s five director nominees are elected, the effect will be, among other things, to enable the Company to pursue its strategic business plan for two years without the distraction of having to defend against a consent solicitation by BASF that seeks or threatens to change a majority of the Board to support its inadequate hostile tender offer. We strongly believe this outcome is important for successful implementation of the Recapitalization Plan, including the Company’s strategic business plan, and, consequently, its ability to create value for shareholders.

     The foregoing discussion of the Board’s position with respect to BASF’s offer is qualified in its entirety by reference to the Schedule 14D-9 filed by Engelhard on January 23, 2006, as amended (the “Schedule 14D-9”).

     The Recapitalization Plan

     As a result of the review of strategic alternatives to maximize shareholder value described above, the Board of Directors of the Company has unanimously approved the Recapitalization Plan comprised of:

  the Offer; and

  the continued execution of the Company’s business strategy, and incremental cost savings which the Company expects will deliver $15 million annually beginning in 2007.

     The Offer. The maximum number of Shares eligible to be repurchased in the Offer is 26 million Shares (approximately 20% of the Company’s outstanding Shares including shares underlying exercisable options). The Offer will be financed by third party borrowings. The Company has a commitment, subject to customary conditions, for an unsecured bridge facility from JPMorgan and Merrill Lynch to initially fund the Offer, which is more fully described in Section 9 of this Offer to Purchase. Long-term financing is expected to comprise a mix of hybrid securities (ICONs) and floating- and fixed-rate debt.

     Continued Execution of Business Plan. The Recapitalization Plan will allow the Company to continue to execute its strategic business plan. We believe that our recent strong results, including the earnings momentum inherent in our results for the fourth quarter of 2005 and the strong results for the first quarter of 2006, are only the beginning of the fruits which this strategic business plan will bear. The Recapitalization Plan will afford shareholders who do not tender their Shares in the Offer the opportunity to continue to participate in the benefits expected to be delivered from continued execution of our strategic plan.

     Cost Savings. The incremental cost savings to be undertaken as part of the Recapitalization Plan is expected to deliver $15 million in annual cost savings beginning in 2007. The Company expects to incur a charge or charges of approximately $20 million in the second half of 2006 in connection with the incremental cost savings.

Anticipated Benefits of Recapitalization Plan

     Ability to Realize Inherent Value and Pursue Growth Opportunities. Over the past few years, the Company has implemented a strategic plan to exit its low-margin precious metals fabrication businesses in favor of higher-growth, higher-margin businesses. The Company has made significant investments in a number of attractive businesses with substantial revenue-generation potential, most notably diesel-emission control, energy and fuel materials, personal care and cosmetic materials, separations and polymers.

     This strategy has effectively positioned us to capitalize on trends that we believe will lead to increased demand for our high-margin products, including:

  Anticipated growth in demand for sophisticated emission-control technologies resulting from the phase-in of more stringent heavy duty diesel regulations in Europe in late 2006 and in the U.S. in early 2007, and the introduction, beginning in 2007, of more stringent clean air regulations in Europe, the U.S. and Asia;

  Growing demand worldwide for energy and energy-related materials; and

  Growing demand for personal care and cosmetic products driven by the aging and increasing affluence of the global population.

       We are starting to see tangible results from this strategy, which we believe has only just begun to pay off:

  Since BASF commenced its hostile offer, Engelhard has announced two consecutive quarters of strong earnings results. On February 2, 2006, the Company announced fourth-quarter earnings per share (“EPS”) of $0.53 per share. Additionally, on April 26, 2006, Engelhard announced that EPS for the first quarter of 2006 was $0.55, which includes approximately $0.03 of expenses and $0.02 of share dilution due to the impact of the BASF offer. Results for both quarters were meaningfully above Wall Street analysts’ expectations.

  For the period of 2006 to 2010 Engelhard expects to achieve the following financial targets (before the positive impact of the Recapitalization Plan):
—	An EPS compound annual growth rate of approximately 16%;

—	Approximately 3% operating margin improvement over current levels;

—	Sales compound annual growth rate of 8%; and

—	Return on average capital of 14%-15%.

     The foregoing discussion of the Recapitalization Plan and the anticipated benefits described above are based upon, and qualified in its entirety by, the assumptions discussed in the appendix to the Company’s Investor Presentation filed as Exhibit (a)(5)(D) hereto and incorporated by reference herein. In particular, the forecasted financial targets reflect announced regulations and plant constructions leading to peak growth rates in 2008. Thereafter, growth rates are expected to return to low double-digit levels.

     Given what we believe to be our attractive growth opportunities, we have structured the Recapitalization Plan to allow our shareholders to participate in Engelhard’s future growth potential. We believe that BASF, which acknowledges having spent the past two years carefully evaluating Engelhard’s businesses and growth strategy, recognizes the attractiveness of our current market position, technologies and post-2006 growth prospects. We believe BASF’s $38 offer, therefore, represents a calculated attempt to capture value that rightfully belongs to our shareholders by attempting to acquire the Company before those future growth expectations are fully reflected in our stock price.

     Strong Earnings Momentum as Compared with Expectations Prior to BASF’s Offer. With $0.53 EPS for fourth quarter 2005 and $0.55 EPS for the first quarter 2006 (which includes approximately $0.03 of expenses and $0.02 of share dilution due to the impact of the BASF offer), we have meaningfully exceeded analysts’ mean EPS estimates for two consecutive quarters. These recent earnings results, publicly announced only after BASF launched its hostile tender offer, further strengthens our confidence in our strategic business plan. Recognizing the future growth prospects inherent in our business model, analysts’ mean EPS estimates for fiscal years 2006 and 2007 have increased from $2.13 and $2.39, respectively, as of December 31, 2005 to a current mean of $2.22 and $2.49, respectively.

     Expected Improvement of Price To Earnings Multiple. Neither the Company nor any other person can predict future price to earnings multiples (P/E multiples). However, BASF’s hostile offer came at a time when the Company’s stock was trading at a forward P/E multiple that was meaningfully lower than the historical relationship that prevailed for several years to the forward P/E multiples of key industry peers (Johnson Matthey and Umicore). The chart below shows the average discount and premium Engelhard traded to Johnson Matthey and Umicore, respectively, over a three-year period ending December 30, 2005:

Source: Factset.

     Market multiples for the Company’s industry peers have generally increased since the announcement of the BASF offer. The chart below shows the P/E multiples of the Company and its industry peers as of December 30, 2005 and as of April 21, 2006.

Source: Factset. Based on Wall Street Research.

     While there can be no assurance as to the future movement of P/E multiples, we believe that our forward P/E multiple should reflect a relationship to key industry peers more in line with historical levels, and should benefit from (a) the strength of Engelhard’s earnings performance in recent quarters, (b) the expected robust and sustained earnings growth for the years ahead and (c) the general rise in industry multiples since BASF commenced its offer.

     The Recapitalization Plan Offers Engelhard Shareholders Partial Liquidity at an Attractive Price Coupled with Continued Participation in the Company’s Future Growth Potential Resulting in a Superior Value Proposition Versus BASF’s $38 Per Share Offer. The Recapitalization Plan provides Engelhard shareholders with the opportunity to achieve liquidity at an attractive price while continuing to participate in the Company’s future growth. By tendering Shares into the Offer, as the Board of Directors of the Company recommends that stockholders do, stockholders will have the opportunity to receive for a portion of their shares an amount of cash in excess of what BASF is offering on a per Share basis. At the same time, and subject to the maximum number of shares to be repurchased in the Offer, the Recapitalization Plan allows stockholders to remain substantially invested in Engelhard and participate in the Company’s future growth potential.

     Engelhard’s Board of Directors believes that the Recapitalization Plan offers superior value to BASF’s $38 per Share offer. Merrill Lynch undertook an analysis of potential share price derivations based solely on various illustrative forward P/E multiples and our projected 2007 EPS of $2.55 (1) based on Wall Street consensus and adjusted for the Recapitalization Plan. This analysis calculates a hypothetical blended value per share of the Recapitalization Plan, by giving approximately 20% weight to the $45 per Share price in the Offer and approximately 80% weight to the various implied Share prices set forth in the chart below. The implied Share prices in the chart below were calculated based solely on the projected $2.55 EPS in 2007 and two hypothetical P/E multiples: (1) the current Johnson Matthey 2007 forward P/E multiple adjusted for the three-year average P/E multiple discount as shown in the chart above and (2) the current Umicore 2007 forward P/E multiple adjusted for the one-year premium as shown in the chart above. The analysis shows the resulting illustrative blended value of the Recapitalization Plan to an Engelhard stockholder of $41.70 or $42.80.

     Utilizing the same two forward P/E multiple point discount and premium and applying them to the current 2010 forward P/E multiples for Johnson Matthey and Umicore, respectively, Merrill Lynch conducted an additional analysis of potential share price derivations by substituting the projected 2007 EPS of $2.55 for our projected 2010 EPS of $4.22 (2) The analysis shows the resulting illustrative blended value of the Recapitalization Plan to an Engelhard stockholder of $52.29 and $50.85.

				Illustrative Blended Price Per
	Hypothetical	Resultant	Implied Price Per	Share Assuming Pro
	Engelhard	2010 Forward	Share Based on	Rata Participation in
	Premium/(Discount)	P/E Multiple (3)	$4.22 Projected EPS	Self Tender

Based on 2010P EPS

Engelhard Relative to
Johnson Matthey	(6.9%)	12.8	$54.13	$52.29
(JM Currently at 13.8x)

Engelhard Relative to
Umicore	6.8%	12.4	$52.33	$50.85
(Umicore Currently at 11.6x)

__________
(1)	Based on projected Wall Street Consensus 2007 earnings per share of $2.49 and which we have adjusted for the estimated impact of ($0.52) of additional interest expense, $0.09 of incremental cost saving, and $0.49 due to the reduced number of Shares outstanding.
(2)	Based on management operating plan developed in August 2005 of 2010 EPS of $3.95 and adjusted for the impact of $(0.50) of additional interest expense, $0.09 of incremental cost saving and $0.67 due to the reduced number of Shares.
(3)	Applied Johnson Matthey’s long-term projected annual EPS growth rate of 8.0% based on Wall Street research to 2007 EPS of Johnson Matthey to derive 2010 forward P/E multiple of 13.8x. Applied Umicore’s long-term projected annual EPS growth rate of 10.1% based on Wall Street research to 2007 EPS of Umicore to derive 2010 forward P/E multiple of 11.6x. Based on share price as of April 21, 2006.

     The chart below represents the required Engelhard Share price and implied 2007 P/E multiple to deliver various hypothetical blended values of the Recapitalization Plan (giving approximately 20% weight to the $45 per share Offer price and approximately 80% weight to the series of Share prices) ranging between $38 and $45 per share.

     The above charts of hypothetical blended values are illustrative only and are based on assumptions as to future P/E multiples and future earnings per share. No assurance can be given as to which multiples may apply in the future or as to future earnings. Stockholders are urged to read carefully various risks and uncertainties associated with the Company and its performance and assumptions relating to the Recapitalization Plan included in “Forward-Looking Statements—Risk Factors” and in the Company’s Investor Presentation filed as Exhibit (a)(5)(D) hereto.

     Financing

     Engelhard has a committed bridge credit facility, subject to customary conditions, from Merrill Lynch and JPMorgan to initially fund the purchase of Shares in the Offer, having the terms and conditions in the Commitment Letter described in Section 9. The bridge financing is expected to be refinanced with permanent financing consisting of a mix of hybrid securities and floating- and fixed-rate debt within 12 months of the closing of the Offer. See Sections 9 and 10.

     General

     The Engelhard Board of Directors has unanimously approved the Offer and recommends to stockholders that they tender their Shares into the Offer. Stockholders should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Shares, and, if so, how many Shares to tender.

     Engelhard will retire Shares that it acquires pursuant to the Offer and will return those Shares to the status of authorized but unissued stock that will be available for Engelhard to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares may then be listed) for various purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee or director benefit or compensation programs.

(1)	Based on Wall Street research average 2007 EPS projections and stock price. Average long-term projected EPS growth rate per First Call as of April 21, 2006.

3. Procedures for Tendering Shares.

     Proper Tender of Shares. For stockholders to properly tender Shares under the Offer:

  the depositary must receive, at the depositary’s address set forth on the back cover page of this Offer to Purchase, Share certificates (or confirmation of receipt of such Shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the Letter of Transmittal, before the Offer expires, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

     The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Engelhard may enforce the agreement against the participant.

     We urge stockholders who hold Shares through brokers, dealers, commercial banks, trust companies or other nominees to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the depositary.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

  the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the Letter of Transmittal; or

  if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

If a Share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the Share certificate, with the signature guaranteed by an eligible guarantor institution.

     Engelhard will make payment for Shares tendered and accepted for payment in the Offer only after the depositary timely receives Share certificates or a timely confirmation of the book-entry transfer of the Shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

     Method of Delivery. The method of delivery of all documents, including Share certificates, the Letter of Transmittal, the Optionee Materials and any other required documents, is at the election and risk of the tendering stockholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

     Book-Entry Delivery. The depositary will establish an account with respect to the Shares for purposes of the Offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Shares by causing the book-entry transfer facility to transfer Shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of Shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this Offer to Purchase before the Expiration Date, or the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

     Holders of vested options to purchase Shares who wish to exercise their options only to the extent underlying Option Shares are purchased in the Offer and tender of those Option Shares, should follow the separate instructions described below under “Special Procedures for Holders of Option Shares.”

     Holders of vested options to purchase shares may also exercise their options and tender the Shares received upon exercise in accordance with the instructions and procedures described in Section 3 with respect to Shares generally. The exercise of an option cannot be revoked even if the Shares received upon the exercise and tendered in the Offer are not purchased for any reason.

     Special Procedures for Holders of Option Shares

     Option Shares underlying options which are being exercised only to the extent the underlying Option Shares are actually purchased in the Offer may not be tendered by a Letter of Transmittal. Proper tender of these Option Shares may only be made by following the separate instructions and procedures as described below.

     Option Shares. Holders of vested (but unexercised) options to purchase Shares granted under the Stock Option Plans may instruct Engelhard that Option Shares subject to such options will be tendered but that such options will be exercised only to the extent such Option Shares are actually purchased in the Offer, such exercise to be effective at the time the Option Shares subject to the options are accepted for payment and the proration percentage is determined in the Offer. In such case, the option exercise will be effected by Engelhard withholding the exercise price and any taxes, including employment taxes, required to be withheld upon exercise of the options from the cash proceeds otherwise payable to the option holders in the Offer. If the Company does not purchase an Option Share for any reason, the option covering the Option Share will not be deemed exercised and will remain outstanding. Option holders must follow the procedures set forth in the Letter to Optionees and the Notice of Instructions (Options), mailed to them with this Offer to Purchase, if they want to tender into the Offer. Option holders are urged to read the Letter to Optionees and the Notice of Instructions (Options) carefully.

     Option holders eligible to exercise their options as set forth above may direct on the Notice of Instructions (Options) the order in which an option holder wishes to have his or her options exercised. If an option holder does not direct the order in which he or she wishes to have the options exercised, then options will be exercised in order of exercise price, beginning with options having the lowest exercise price.

     U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. In addition, if the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the taxpayer may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined below in Section 14)) are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that stockholder’s exempt status. Tendering stockholders can obtain the applicable forms from the depositary. See Instruction 10 of the Letter of Transmittal.

     TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR SHARES PURCHASED PURSUANT TO THE OFFER, IF YOU DO NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING, YOU MUST PROVIDE THE DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     Withholding for Non-U.S. Holders. Gross proceeds payable pursuant to the Offer to a Non-U.S. Holder or his or her agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-U.S. Holder). In order to claim a reduction of or an exemption from withholding tax, a Non-U.S. Holder must deliver to the depositary a validly completed and executed IRS Form W-8BEN (with respect to income tax treaty benefits) or W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such reduction or exemption before the payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer at the rates applicable to U.S. Holders. Additionally, in the case of a corporate non-U.S. Holder, such income may be subject to branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). Tendering Non-U.S. Holders can obtain the applicable IRS forms from the depositary.

     A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld (1) if such holder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or (2) if such holder is otherwise able to establish that no tax or a reduced amount of tax is due. We urge Non-U.S. Holders to consult their own tax advisors regarding the particular tax consequences to them of participating in the Offer, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedure.

     For a discussion of certain material United States federal income tax consequences to tendering stockholders, see Section 14.

     Guaranteed Delivery. If a stockholder desires to tender Shares into the Offer and the stockholder’s Share certificates are not immediately available or the stockholder cannot deliver the Share certificates to the depositary before the Expiration Date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the Expiration Date, the stockholder may nevertheless tender the Shares, provided that the stockholder satisfies all of the following conditions:

  the stockholder makes the tender by or through an eligible guarantor institution;

  the depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed notice of guaranteed delivery in the form Engelhard has provided, specifying the price at which the stockholder is tendering Shares, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

  the depositary receives the Share certificates, in proper form for transfer, or confirmation of book-entry transfer of the Shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the Letter of Transmittal, within three NYSE trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

     Return of Unpurchased Shares. The depositary will return certificates for unpurchased Shares as promptly as practicable after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Engelhard will determine, in its sole discretion, all questions as to the number of Shares that it will accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and its determination will be final and binding on all parties. Engelhard reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which Engelhard determines may be unlawful. Engelhard also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and Engelhard’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until the stockholder cures, or Engelhard waives, all defects or irregularities. None of Engelhard, the depositary, the information agent, the dealer managers or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

     Tendering Stockholder’s Representation and Warranty; Engelhard’s Acceptance Constitutes an Agreement. A tender of Shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to Engelhard that:

  the stockholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and

  the tender of Shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering:

has a net long position equal to or greater than the amount tendered in the Shares, or

securities immediately convertible into, or exchangeable or exercisable for, the Shares, and will deliver or cause to be delivered the Shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Engelhard’s acceptance for payment of Shares tendered under the Offer will constitute a binding agreement between the tendering stockholder and Engelhard upon the terms and conditions of the Offer.

     Lost or Destroyed Certificates. Stockholders whose Share certificate for part or all of their Shares has been lost, stolen, misplaced or destroyed may contact Mellon Investor Services LLC the transfer agent for Engelhard Shares, at the address and telephone number set forth on the back cover of this Offer to Purchase, for instructions as to obtaining a replacement Share certificate. That Share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. The stockholder may have to post a bond to secure against the risk that the Share certificate may subsequently emerge. We urge stockholders whose Share certificate has been lost, stolen, misplaced or destroyed to contact Mellon Investor Services LLC immediately in order to permit timely processing of this documentation.

     Stockholders must deliver Share certificates, together with a properly completed and duly executed Letter of Transmittal, including any signature guarantees, or an agent’s message, and any other required documents to the depositary and not to Engelhard, the dealer managers or the information agent. Engelhard, the dealer managers or the information agent will not forward any such documents to the depositary and delivery to Engelhard, the dealer managers or the information agent will not constitute a proper tender of Shares.

4. Withdrawal Rights.

     Stockholders may withdraw Shares tendered into the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on Friday, June 30, 2006 unless theretofore accepted for payment as provided in this Offer to Purchase.

     For a withdrawal to be effective, the depositary must timely receive a written or facsimile transmission notice of withdrawal at the depositary’s address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares that the stockholder wishes to withdraw and the name of the registered holder of the Shares. If the Share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the Share certificates, the serial numbers shown on the Share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Shares have been tendered for the account of an eligible guarantor institution.

     If a stockholder has tendered Shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with the book-entry transfer facility’s procedures. Engelhard will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of Engelhard, the depositary, the information agent, the dealer managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

     A stockholder may not rescind a withdrawal and Engelhard will deem any Shares that a stockholder properly withdraws not properly tendered for purposes of the Offer, unless the stockholder properly re-tenders the withdrawn Shares before the Expiration Date by following one of the procedures described in Section 3.

     Holders of Option Shares who wish to withdraw the tender of their Option Shares must follow the instructions found in the Optionee Materials sent to them with this Offer to Purchase.

5. Purchase of Shares and Payment of Purchase Price.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, Engelhard will accept for payment and pay for, and thereby purchase, Shares properly tendered and not properly withdrawn prior to the Expiration Date.

     For purposes of the Offer, Engelhard will be deemed to have accepted for payment, and therefore purchased, Shares that are properly tendered and are not properly withdrawn, subject to the proration and conditional tender provisions of the Offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the Shares for payment under the Offer.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable after the Expiration Date, Engelhard will accept for payment and pay $45.00 per share for up to 26,000,000 Shares if properly tendered and not properly withdrawn, or such fewer number of Shares as are properly tendered and not properly withdrawn.

     Engelhard will pay for Shares that it purchases under the Offer by depositing the aggregate purchase price for these Shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Engelhard and transmitting payment to the tendering stockholders.

     In the event of proration, Engelhard will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, Engelhard does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shares tendered and not purchased, including Shares that Engelhard does not accept for purchase due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the Shares, at Engelhard’s expense and without expense to the tendering stockholders, as promptly as practicable after the Expiration Date or termination of the Offer. Under no circumstances will Engelhard pay interest on the purchase price regardless of any delay in making the payment. If certain events occur, Engelhard may not be obligated to purchase Shares under the Offer. See Section 7.

     Engelhard will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased under the Offer. If, however,

  payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

6. Conditional Tender of Shares.

     In the event of an over-subscription of the Offer where more than 26,000,000 Shares are properly tendered into the Offer and not properly withdrawn, Shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that Engelhard must purchase a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal if Engelhard purchases any Shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of Shares that Engelhard must purchase if Engelhard purchases any Shares. We urge each stockholder to consult with his or her own financial or tax advisors.

     After the Expiration Date, if more than 26,000,000 Shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares that we purchase from any stockholder below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

     After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares that we purchase to fall below 26,000,000, then to the extent feasible we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

     Optionees are not eligible to make a conditional tender for any Option Shares subject to an unexercised option.

7. Conditions of the Offer.

     Notwithstanding any other provision of the Offer, Engelhard will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after May 5, 2006 and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by Engelhard to have occurred) that, in Engelhard’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Shares under the Offer or otherwise relates in any manner to the Offer;

there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Engelhard or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Engelhard’s reasonable judgment, would or might, directly or indirectly;

make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit completion of the Offer; or

delay or restrict the ability of Engelhard, or render Engelhard unable, to accept for payment or pay for some or all of the Shares;

Engelhard shall not have obtained sufficient financing for the purchase of all Shares sought in the Offer (and to pay related fees and expenses);

the Board of Directors of Engelhard shall have approved a transaction that it determines provides greater value to shareholders;

BASF shall have amended or modified its offer to increase the price per share to be paid pursuant thereto, or made any other material change to the terms or conditions of the BASF offer and the Company’s Board of Directors determines, in its sole discretion, to recommend such amended BASF offer; or

the Board of Directors, a majority of which comprises nominees designated by BASF, shall have determined to terminate the Offer.

     The foregoing conditions are for the sole benefit of Engelhard and may be waived by Engelhard, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. Engelhard’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by Engelhard concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends; Rights Agreement.

     The Shares are listed and traded on the NYSE under the trading symbol “EC.” The following table sets forth the high and low sales prices for Engelhard common stock and cash dividends paid for each of the quarterly periods presented.

	High	Low	Dividend

2004
First Quarter	$30.29	$26.66	$0.11
Second Quarter	32.31	27.55	0.11
Third Quarter	32.72	26.63	0.11
Fourth Quarter	30.98	26.49	0.11

2005
First Quarter	$30.82	$28.64	$0.12
Second Quarter	31.37	27.68	0.12
Third Quarter	29.96	27.35	0.12
Fourth Quarter	31.11	26.80	0.12

2006
First Quarter	$40.92	$30.37	$0.12
Second Quarter (through May 3, 2006)	39.89	38.18	—

     We publicly announced the Offer on April 26, 2006, before the opening of trading on the NYSE on that date. On April 25, 2006, the reported closing price of the Shares on the NYSE was $38.30 per share. On May 3, 2006, the last trading day prior to the printing of this Offer to Purchase, the reported closing price of the Shares on the NYSE was $38.24. We urge stockholders to obtain current market quotations for the Shares.

     Rights Agreement

     On October 1, 1998, the Board of Directors of Engelhard declared a dividend distribution of one Right for each outstanding Share of the Company. The distribution was payable to holders of record on November 13, 1998. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (the “Preferred Stock”), at a price of $100 per one one-thousandth of a share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. A copy of the Rights Agreement is included as an exhibit hereto and incorporated by reference herein.

9. Source and Amount of Funds.

     Assuming that 26,000,000 Shares are purchased in the Offer at a price of $45.00 per share, the aggregate purchase price will be $1,170,000,000. Engelhard expects that its related fees and expenses for the Offer will be approximately $4.0 million. Engelhard anticipates that it will enter into an unsecured bridge facility, for which the Commitment Letter has been provided, and obtain all of the funds necessary to purchase Shares tendered in the Offer, and to pay related fees and expenses, through available borrowings under such bridge facility.

     Pursuant to a commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Merrill Lynch Bank USA and Merrill Lynch Pierce Fenner & Smith dated as of April 25, 2006 (the “Commitment Letter”), JPMorgan Chase Bank, N.A. and Merrill Lynch Bank USA have committed to provide us, subject to customary conditions, with a $1.5 billion bridge facility which will mature on the date that is 364 days after its effective date (the “Bridge Loan”). A copy of the Commitment Letter is included as an exhibit (b)(1) hereto and incorporated by reference herein. In addition, JPMorgan Chase Bank, N.A. is acting as agent for our existing revolving credit agreement consisting of a $800 million revolving credit facility which matures on March 7, 2010 (the “Credit Facility”). We have requested that the lenders under the Credit Facility amend the Credit Facility to permit us to enter into the Bridge Loan. Proceeds from the Bridge Loan will be used to finance the Offer. Additional amounts from the Credit Facility and Bridge Loan will be used for general corporate purposes and acquisitions and other liquidity support. The Credit Facility is, and the Bridge Loan will be, an unsecured loan which ranks pari passu with our existing senior indebtedness. The Bridge Loan is expected to initially bear interest at a rate per annum equal to LIBOR plus 0.525%, assuming that the Company’s senior unsecured long-term debt ratings is at least BBB or Baa2. In addition, we expect to pay a facility fee at a rate per annum of 0.10% on the aggregate amount of the commitments under the Bridge Loan. Loans under the Credit Facility are expected to initially bear interest at a rate per annum equal to LIBOR plus 0.35%, subject to the same ratings assumptions as the Bridge Loan. In addition, we expect to pay a facility fee at a rate per annum of 0.15% on the aggregate amount of commitments (used or unused) under the Credit Facility, and we may be required to pay a utilization fee of 0.125% on the drawn portion of the Credit Facility if the aggregate outstanding amount of loans exceeds 50% of the total Credit Facility. The documentation for the Bridge Loan will contain covenants and events of default consistent with those in the Credit Facility and financial covenants customary for a facility of this type. Availability of proceeds of the Bridge Loan will be subject to satisfaction of the following conditions:

  the Company not being subject to material contractual or other restrictions that would be violated by the Bridge Loan;

  there not having occurred since December 31, 2005 any material adverse change in the business, assets, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole;

  there not having occurred and being continuing any material disruption of or material adverse change in financial, banking or capital markets since April 25, 2006 that would have a material adverse effect on the syndication of the Bridge Loan;

  prior to and during the syndication of the Bridge Loan, there shall be no competing issues of debt securities or commercial bank facilities of the Company being offered, placed, arranged or managed (except for the anticipated amendment of the Credit Facility and any long-term financing to refinance the Bridge Loan);

  the Company having a rating of Baa3 or better from Moody’s Investors Service, Inc. and BBB- or better from Standard and Poor’s Ratings Services, in each case, relating to the unsecured, long-term, senior debt of the Company; and

  other customary conditions for similar credit facilities.

The Bridge Loan is expected to be repaid by the issuance of new notes, consisting of the following:

  Hybrid debt securities: $800 million of ICONs, which are expected to have a 60 year maturity, and call dates ranging from 5 years to 30 years.

  Senior unsecured notes: $400 million of senior unsecured notes expected to rank pari passu with our existing senior indebtedness. These are expected to bear fixed and/or floating rates and have maturities ranging from two to ten years.

     There can be no assurances as to when or on what terms the refinancing will occur. The Commitment Letter does not commit JPMorgan Chase Bank, N.A. or Merrill Lynch Bank USA to provide such refinancing. Engelhard believes that the borrowings under the Bridge Loan will be sufficient to purchase Shares tendered in the Offer and related fees and expenses and has no alternative financing plans, although Engelhard expects to refinance the Bridge Loan with the long-term financing described above within 12 months.

10. Certain Information Concerning Engelhard.

     Engelhard is a surface and materials science company that develops technologies to improve customers’ products and processes. A Fortune 500 company, Engelhard is a world-leading provider of technologies for environmental, process, appearance and performance applications. For more information, visit Engelhard on the Internet at www.engelhard.com.

     Engelhard is a leading global supplier of materials technology to the cosmetic and personal care industries. The Company’s comprehensive approach to personal care materials is built on innovative science that helps create beauty. Engelhard develops active ingredients that address the stresses of time, environment and lifestyle that negatively affect skin such as sun exposure, dryness and aging. These innovative ingredients are supplemented with aesthetic enhancers, preservatives and pigments to provide a single source for personal care and cosmetic formulation needs.

     Our executive offices are located at 101 Wood Avenue, Iselin, New Jersey 08830. Our Internet address is www.engelhard.com. The information contained on our web site or connected to our web site is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

     Selected Historical Financial Information and Selected Pro Forma Financial Information. The following table shows (a) selected historical financial information as of and for the fiscal year ended December 31, 2005 and (b) selected pro forma financial information for the same periods, giving effect to the Offer to purchase 26,000,000 Shares at $45.00 per share. The pro forma information is based on our historical financial information for the year ended December 31, 2005 and gives effect to the Offer as if the Offer were completed on January 1, 2005 for purposes of income statement information and on December 31, 2005 for balance sheet information. The pro forma information assumes that Engelhard would have used borrowings under the Bridge Loan for which the Commitment Letter has been provided to finance the Offer and reflects the related impact on interest income and interest expense. The pro forma information assumes the subsequent refinancing of the Bridge Loan with long-term debt. The impact on interest income and interest expense reflected in the pro forma financial information was based on the average interest rates currently available to Engelhard. The pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Offer had been completed at the dates indicated or the results that may be obtained in the future. Actual results may differ significantly from those shown in the pro forma information.

ENGELHARD CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2005
		As Reported	Bridge		Pro forma	Long-term		Pro forma
		December 31,	Loan		After Bridge	Financing		After Long-term
		2005	Adjustments(1)		Loan	Adjustments(2)		Financing

(Thousands) (Unaudited)
Cash		$41,619	$49,724	(A)	$91,343	$(23,500	)(E)	$67,843
Receivables, net		526,962			526,962			526,962
Committed metal positions		904,953			904,953			904,953
Inventories		532,638			532,638			532,638
Other current assets		145,392			145,392			145,392

Total current assets		2,151,564	49,724		2,201,288	(23,500)		2,177,788
Investments		204,495			204,495			204,495
Property, plant and equipment, net		936,193			936,193			936,193
Goodwill		400,719			400,719			400,719
Other intangible and noncurrent assets		186,007			186,007	23,500	(F)	209,507

Total assets		$3,878,978	$49,724		$3,928,702	$—		$3,928,702

Short-term borrowings		$48,784	$1,200,000	(B)	$1,248,784	$(1,200,000	)(G)	$48,784
Current maturities of long-term debt		120,852			120,852			120,852
Accounts payable		561,955			561,955			561,955
Hedged metal obligations		640,812			640,812			640,812
Other current liabilities		265,359	(11,038	)(C)	254,321	—		254,321

Total current liabilities		1,637,762	1,188,962		2,826,724	(1,200,000)		1,626,724
Long-term debt		430,500			430,500	1,200,000	(H)	1,630,500
Other noncurrent liabilities		321,554			321,554			321,554
Shareholders’ equity		1,489,162	$(1,139,238	)(D)	349,924	—		349,924

Total liabilities and shareholders’ equity		$3,878,978	$49,724		$3,928,702	$—		$3,928,702

___________
(A)	Proceeds from Bridge Loan	$1,200,000
	Assumed proceeds from stock options (assuming
	1,084,000 Option Shares underlying options
	tendered into and purchased in the Offer at
	weighted average exercise price of $21.89)	23,724
	Purchase of 26 million shares	(1,170,000)
	Bridge financing and Offer transaction costs	(4,000)

		$49,724

(B)	Bridge financing	$1,200,000
(C)	Tax benefit from option exercises	$(9,518)
	Tax benefit from transaction costs	(1,520)

		$(11,038)

(D)	Assumed proceeds from stock options (assuming
	1,084,000 Option Shares underlying options
	tendered into and purchased in the Offer at
	weighted average exercise price of $21.89)	$23,724
	Purchase of 26 million shares	(1,170,000)
	Tax benefit from exercises of options to
	tender underlying Option Shares	9,518
	Transaction expenses (net of tax)	(2,480)

		$(1,139,238)

(E)	Long-term financing transaction costs	$(23,500)
(F)	Long-term financing transaction costs	$23,500
(G)	Refinancing of Bridge Loan	$(1,200,000)
(H)	Long-term financing	$1,200,000

Notes:

(1)	Represents summary impact of Bridge Loan adjustments assuming the transactions occurred on December 31, 2005.
(2)	Represents incremental transaction costs of long-term financing in excess of Bridge Loan, and subsequent refinancing of Bridge Loan with long-term financing proceeds, assuming the transactions occurred on December 31, 2005.

ENGELHARD CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2005
		As Reported	Bridge		Pro forma	Long-term		Pro forma
		December 31,	Financing		Post-Bridge	Financing		After Long-term
		2005	Adjustments(1)		Financing	Adjustments(2)		Financing(4)

(Thousands, except per-share data) (Unaudited)
Net sales		$4,597,016			$4,597,016			$4,597,016
Cost of sales		3,879,014			3,879,014			3,879,014

Gross profit		718,002	—		718,002	—		718,002
Selling, administrative and other expenses		419,397	4,000	(A)	423,397	4,308	(D)	427,705
Special charge		—			—			—

Operating earnings		298,605	(4,000)		294,605	(4,308)		290,297
Equity in earnings of affiliates		32,564	—		32,564			32,564
Loss on investments		(239)	—		(239)			(239)
Interest expense, net(3)		(25,504)	(65,100	)(B)	(90,604)	(20,814	)(E)	(111,418)

Earnings before income taxes		305,426	(69,100)		236,326	(25,122)		211,204

Income tax expense (benefit)		59,078	(26,258)(C)		32,820	(9,546	)(F)	23,274
Income from continuing operations		246,348	(42,842)		203,506	(15,576)		187,930
Loss from discontinued operations, net of taxes		(8,106)			(8,106)			(8,106)

	Net Income	$238,242	$(42,842)		$195,400	$(15,576)		$179,824

Earnings per share from continuing operations:
Basic		$2.05			$2.13			$1.97
Diluted		$2.02			$2.10			$1.94
Earnings per share from discontinued operations:
Basic		$(0.07)			$(0.08)			$(0.08)
Diluted		$(0.07)			$(0.08)			$(0.08)
Earnings per share:
Basic		$1.98			$2.05			$1.89
Diluted		$1.95			$2.01			$1.85
Cash dividends paid per share		$0.48			$0.48			$0.48

Average number of shares outstanding — basic		120,291	(24,916)		95,375			95,375

Average number of shares outstanding — diluted		122,215	(25,167	)(G)	97,048			97,048

_________
(A)	Bridge Loan and Offer transaction costs	$4,000
(B)	12 month interest expense on Bridge Loan	$(66,600)
	12 month interest income on
	excess cash from Bridge Loan	1,500

		$(65,100)

(C)	Taxes at an assumed statutory rate of 38%	$(26,258)
(D)	12 month amortization of debt issuance
	costs amortized over assumed callable periods
	of the debt, ranging from 3 - 10 years	$4,308
(E)	Interest expense on long-term debt in excess
	of interest expense on Bridge Loan	$(20,814)
(F)	Taxes at an assumed statutory rate of 38%	$(9,546)

(G)	Assumes 1,084,000 Option Shares tendered into and purchased in the Offer and underlying options with a weighted average exercise price of $21.89.

Notes:

(1)	Represents full year summary impact of bridge financing adjustments, assuming the transactions occurred on January 1, 2005.
(2)
Represents full year incremental summary impact of long-term financing in excess of Bridge Loan, and subsequent refinancing of Bridge Loan with long-term financing proceeds assuming the transactions occurred on January 1, 2005.

(3)
Total interest expense on long-term financing is represented by the sum of the Bridge Loan expense of $66,600 (5.55% assumed interest rate) plus the interest expense on long-term debt in excess of the interest expense on the Bridge Loan of $20,814, for a total interest expense on long-term debt of $87,414 (assuming a weighted average interest rate of 7.28%). A 0.125% increase in interest rates would increase interest expense by $1.5 million.

(4)
Proforma income statement presentation does not include the expected $15 million of incremental cost savings in the Recapitalization Plan and does not give effect to SFAS 123-R (“Accounting for Stock-Based Compensation”).

     Additional Information. Engelhard is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Engelhard is required to disclose in these proxy statements certain information, as of particular dates, concerning the Engelhard directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Engelhard and any material interest of such persons in transactions with Engelhard. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Engelhard has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the Offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, statements and other information concerning Engelhard also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us.

SEC Filings (File No. 1-8141)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2005, as amended
Current Reports on Form 8-K	January 1, 2006, January 23, 2006, January 24, 2006,
February 2, 2006, February 3, 2006, February 6, 2006,
February 8, 2006, February 16, 2006, March 1, 2006, March
8, 2006, March 16, 2006, (2 Forms 8-K), March 21, 2006,
March 23, 2006, March 28, 2006, April 10, 2006, April 12,
2006, April 17, 2006, April 20, 2006, April 26, 2006, (3
Forms 8-K) and May 2, 2006
Schedule 14D-9	January 23, 2006, as amended

     We incorporate by reference the documents listed. You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Engelhard Corporation, 101 Wood Avenue, Iselin, New Jersey 08830, (732) 205-5000, Attention: Investor Relations. Please be sure to include your complete name and address in the request.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

     As of April 28, 2006, Engelhard had 124,007,192 issued and outstanding Shares of common stock and exercisable options to purchase 5,231,976 Shares of common stock with exercise prices ranging from $16.84 to $30.09 and a weighted average exercise price of $21.89. The 26,000,000 Shares Engelhard is offering to purchase under the Offer represent approximately 20% of the Shares outstanding as of April 28, 2006, including Shares underlying exerciseable options.

     As of March 1, 2006, Engelhard’s directors and executive officers as a group (14 individuals) beneficially owned an aggregate of 4,139,088 Shares, representing approximately 3.26% of the outstanding Shares. The directors and executive officers of Engelhard are entitled to participate in the Offer on the same basis as all other stockholders and the Company expects that they will tender their Shares into the Offer. However, the Company is not waiving its ownership guidelines in connection with the Offer. Those guidelines require management of the Company to maintain specified ownership levels of Engelhard stock, subject to certain exceptions. The guidelines generally require the Company’s Chief Executive Officer to maintain a share ownership equal to 500% of current salary, the Chief Financial Officer to maintain a share ownership equal to 400% of current salary and other executive officers to maintain a share ownership equal to 300% of current salary. Assuming that all oustanding Shares and Option

Shares underlying vested options are tendered in the Offer, the Company’s Chief Executive Officer’s and Chief Financial Officer’s equity ownership percentages would exceed the guidelines by 291% and 217%, respectively. All other executive officers would also be in compliance with Company policy. The vast majority of Shares in the table below are Option Shares.

     The following table shows the amount of Engelhard Shares beneficially owned by the directors and executive officers of Engelhard as of March 1, 2006. The third column of the table below reflects ownership percentages as of March 1, 2006. The fourth column of the table below reflects ownership percentages after giving effect to the Offer, assuming Engelhard purchases 20% of the Shares (including Shares underlying vested options) owned beneficially by each director and executive officer (including vested but unexercised options) into the Offer.

				Percent of Class
	Amount and		Percent of	After Tender
	Nature of		Class as of	Offer (assuming
	Beneficial		March 1,	Engelhard purchases
Name of Beneficial Owner	Ownership		2006	20% of Shares)

Marion H. Antonini	107,394	(1)(2)(3)(4)(5)	*	*
David L. Burner	11,081	(1)(2)(5)	*	*
Arthur A. Dornbusch, II	754,787	(6)(7)	*	*
John C. Hess	300,731	(6)(7)	*	*
James V. Napier	69,755	(1)(2)(3)(5)	*	*
Barry W. Perry	1,955,071	(2)(6)(7)	1.54	1.56
Henry R. Slack	30,880	(1)(2)(4)(5)	*	*
Michael A. Sperduto	328,856	(6)(7)	*	*
Douglas G. Watson	85,520	(1)(2)(3)(5)	*	*
Edward T. Wolynic	242,030	(6)(7)	*	*
All Directors and Executive Officers
as a group	4,139,088	(1)(2)(3)(4)(5)(6)(7)	3.26	3.34
______________

*	Represents beneficial ownership of less than 1%.
(1)
Includes 22,500 Shares subject to options granted to each of Messrs. Napier and Watson, 13,500 Shares subject to options granted to Mr. Slack and 10,500 Shares subject to options granted to Mr. Antonini and 2,250 Shares subject to options granted to Mr. Burner under our Directors Stock Option Plan, which options may be exercised within 60 days from March 1, 2006.

(2)
Includes 23,456, 1,238, 18,549, 4,032 and 10,670 non-voting deferred stock units earned by Messrs. Antonini, Burner, Napier, Slack and Watson under the Deferred Stock Plan for Non-employee Directors. Each deferred stock unit will be converted into a share of common stock upon termination of service. Also includes 21,470 non-voting restricted stock units for Mr. Perry.

(3)
Includes 59,843, 18,183 and 14,564 non-voting deferred stock units held by Messrs. Antonini, Napier and Watson under the Deferred Compensation Plan for Directors of Engelhard. Each deferred stock unit will be converted into a share of common stock at a future date based on the prior written request of each respective Director as prescribed by the plan.

(4)	Includes 1,000 and 3,225 Shares as to which Messrs. Antonini and Slack, respectively, disclaim beneficial ownership.
(5)	Includes 7,593 Shares of voting, but unvested, Common Stock for each of Messrs. Antonini, Burner, Napier, Slack and Watson granted under the Stock Bonus Plan for Non-employee Directors.
(6)
Includes 576,171, 259,815, 1,734,591, 274,701, 207,889 and 3,316,613 Shares subject to options granted to Messrs. Dornbusch, Hess, Perry, Sperduto, Wolynic and all Directors and Executive Officers as a group, respectively, under our Stock Option Plan of 1991, the Stock Option Plan of 1999, the Directors Stock Option Plan and the 2002 Long Term Incentive Plan, which options may be exercised within 60 days from March 1, 2006.

(7)	Includes 15,606, 11,246, 85,581, 18,053, 13,448 and 160,875 Shares of voting, but unvested, restricted Common Stock held by Messrs. Dornbusch, Hess, Perry, Sperduto, Wolynic and all Directors and Executive Officers as a group, respectively.

     Based on Engelhard’s records and information provided to Engelhard by its directors, executive officers, associates and subsidiaries, neither Engelhard, nor, to the best of Engelhard’s knowledge, any directors or executive officers of Engelhard or any associates or subsidiaries of Engelhard, has effected any transactions in Shares during the 60 day-period before the date hereof, except as set forth below:

	Date of	Nature of	No. of	Price per
Name	Transaction	Transaction	Shares	Share	Transaction Type

Antonini, Marion	3/15/2006	Acquisition	1,208.41	$40.02	Acquired pursuant to deferred
					compensation plans

Burner, David	3/15/2006	Acquisition	3.71	$40.02	Acquired pursuant to deferred
					compensation plans

Napier, James V.	3/15/2006	Acquisition	598.86	$40.02	Acquired pursuant to deferred
					compensation plans

Slack, Henry	3/15/2006	Acquisition	12.09	$40.02	Acquired pursuant to deferred
					compensation plans

Watson, Douglas	3/15/2006	Acquisition	75.66	$40.02	Acquired pursuant to deferred
					compensation plans

All transactions were pursuant to deferred compensation plans and none of the purchase price or market value of those Shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring and holding such securities.

     Change in Control Agreements.

     Pursuant to Change in Control Agreements the Company has with six officers, including five executive officers, the Company will provide severance benefits in the event of a termination of the executive, except a termination: (1) because of death, (2) because of “Disability,” (3) by the Company for “Cause,” or (4) by the executive other than for “Good Reason,” within the period beginning on the date of a “Potential Change in Control” (as such terms are defined in the agreements) or change in control and ending on the third anniversary of the date on which a change in control occurs. Under the agreements a Potential Change in Control has occurred. The severance benefits include: (1) the payment of salary to the executive through the date of termination of employment together with salary in lieu of vacation accrued; (2) an amount equal to a pro-rated portion of the cash value of the total incentive pool for the executive under the Company’s Incentive Compensation Plan, determined as set forth in the agreements; (3) an amount equal to two times the sum of the highest annual salary in effect during any of the preceding 36 months and the cash value of the total incentive pool for the executive under the Company’s Incentive Compensation Plan, determined as set forth in the agreements; (4) continued coverage under the Company’s life, disability, health, dental and other employee welfare benefit plans for up to two years; (5) continued participation and benefit accruals under the Company’s Supplemental Retirement Program for two years following the date of termination; and (6) an amount sufficient, after taxes, to reimburse the executive for any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

     On January 20, 2006, the Board, upon recommendation of the Company’s Compensation Committee, approved a Change in Control Agreement with the Chief Technology Officer of the Company. The agreement provides that if his employment is terminated by the Company not for “Cause” or by him for “Good Reason” (defined as a reduction in base salary or incentive compensation opportunity, material diminution of job authorities or responsibilities (not including any diminution resulting solely due to the fact that the Company is no longer public or that it is a subsidiary of another company), relocation of his office more than 35 miles or failure of a successor to assume the agreement) within three years following a change in control, he will receive salary through the date of termination together with salary in lieu of accrued vacation and an immediate lump sum payment equal to two times the sum of his base salary and the cash value of his target incentive compensation awards for the year of the change in control, determined as set forth in the agreement. He will also be entitled to continued participation in the Company’s group medical and dental plans for up to two years. The agreement also provides for an after-tax gross-up for any excise tax payable by the executive under Section 4999 of the Code, and it also includes the provisions described below relating to the new Code rules governing deferred compensation. A copy of this agreement is included as an exhibit hereto and incorporated by reference herein.

     Approximately $65.4 million would be payable to all officers, including approximately $61.9 million which would be payable to executive officers pursuant to the seven agreements, assuming a qualifying termination occurred on June 2, 2006 and a Share price of $38.00. Amounts payable under the agreements are in addition to the amounts payable under the other plans described herein.

     In order to address the uncertainty in the application of the new Code rules governing deferred compensation and to ensure that any amendments necessary to bring the Company’s plans and agreements into compliance with those rules are timely made, on January 20, 2006 the Board, upon recommendation of the Compensation Committee, approved letter agreements with each of the executives with a Change in Control Agreement with the Company. The letter agreements (1) obligate the Company to make timely amendments necessary to bring the Company’s plans and agreements into compliance with the new deferred compensation rules in a manner that does not reduce the economic value to the executives, and (2) obligate the executives to not unreasonably withhold their consent to such amendments and report for tax purposes on a basis consistent with the Company’s reporting. The letter agreements also provide that the Company will indemnify the executive, on an after-tax basis, against any additional tax or interest imposed due to failure to comply with the deferred compensation rules. In addition, if compliance with the rules requires that payment of amounts to the executive be deferred from the date otherwise payable, the deferred amounts would be deposited in the Company’s Supplemental Retirement Trust for the benefit of the executive. The letter agreements also address the change in the Company’s independent auditors since the date of the Change in Control Agreements.

     Board Compensation Arrangements Involving Engelhard Securities.

     Deferred Stock Plan for Non-Employee Directors; Stock Bonus Plan for Non-Employee Directors.

     All non-employee directors participate in the Company’s Deferred Stock Plan for Non-Employee Directors (the “Deferrred Stock Plan”) and the Company’s Stock Bonus Plan for Non-Employee Directors (the “Directors Stock Bonus Plan”). Pursuant to the Deferred Stock Plan, each non-employee director is annually credited with deferred stock units, each of which evidences the right to receive a Share upon the director’s termination of service. If a change in control occurs and the non-employee director ceases to be a director or the Deferred Stock Plan is terminated, shares equal to the entire balance of the account will be distributed within 30 days. Pursuant to the Directors Stock Bonus Plan, each non-employee director received a one-time award of 7,593 Shares effective as of such person’s election to the Board. Such shares are tentatively scheduled to vest in equal increments over a ten year period. Shares may be received prior to such date if there has been a change in control. If receipt of Shares is accelerated due to a change in control, additional payments aggregating approximately $194,000 (assuming a change in control date of June 2, 2006 and a Share price of $38.00) will be made to directors to compensate for the loss of tax deferral.

     Except as otherwise described herein, neither Engelhard nor, to the best of Engelhard’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of Engelhard, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of Engelhard, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

     The purchase by Engelhard of Shares in the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of Engelhard stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. As of April 28, 2006, we had issued and outstanding 124,007,192 Shares. The 26,000,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 20% of the Shares outstanding as of that date, including Shares underlying exercisable options. Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

     Engelhard anticipates that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, Engelhard does not believe that its purchase of Shares under the Offer will cause the remaining outstanding Shares of Engelhard common stock to be delisted from the NYSE.

     The Shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. Engelhard believes that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that Engelhard furnish certain information to its stockholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of the Engelhard stockholders. Engelhard believes that its purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. Legal Matters; Regulatory Approvals.

     Except as described above, Engelhard is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by Engelhard as contemplated by the Offer. Should any approval or other action be required, Engelhard presently contemplates that it will seek that approval or other action. Engelhard is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. The obligations of Engelhard under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.

14. Certain Material United States Federal Income Tax Consequences.

     The following summary describes the material U.S. federal income tax consequences relating to the Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

     This discussion addresses only holders who hold their Shares as capital assets for U.S. federal income tax purposes. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders that are subject to special rules under the United States federal income tax laws (such as, for example, financial institutions, dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold Shares as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, regulated investment companies, real estate investment trusts, shareholders whose functional currency is not the United States dollar, persons that acquired their Shares through the exercise of employee stock options or otherwise as compensation, or persons that are, or hold their Shares through, partnerships (or entities treated as partnerships for U.S. federal income tax purposes)). In addition, this summary does not address any state, local or non-U.S. tax consequences of participating in the Offer, nor does it address any U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to income tax, that may be applicable to particular stockholders.

     We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service with respect to the matters discussed below. There can be no assurances that the Internal Revenue Service will not take a different position concerning the tax consequences of the sale of Shares to the Company pursuant to the Offer or that any such position would not be sustained.

     As used herein, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any State thereof, (3) a trust (a) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to make all substantial decisions or (b) that has a valid election in effect to be treated as a U.S. person, or (4) an estate, the income of which is subject to United States federal income taxation regardless of its source. As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

     We urge stockholders to consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

     United States Federal Income Tax Treatment of U.S. Holders

     A sale of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us with respect to our stock.

     Sale or Exchange Treatment. Under Section 302 of the Code, a sale of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale results in a “complete termination” of such U.S. Holder’s equity interest in us,

  results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

     A sale of Shares by a U.S. Holder pursuant to the Offer will result in a “complete termination” if either (1) the U.S. Holder owns none of our Shares either actually or constructively immediately after the Shares are sold pursuant to the Offer, or (2) the U.S. Holder actually owns none of our Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such Shares. U.S. Holders wishing to satisfy the “complete termination test” through waiver of attribution are urged to consult their tax advisors.

     A sale of Shares by a U.S. Holder pursuant to the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. Holder if the percentage of our outstanding Shares actually and constructively owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such U.S. Holder immediately before the exchange. If a sale of Shares pursuant to the Offer fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test.

     A sale of Shares by a U.S. Holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether a shareholder meets this test will depend on the shareholder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the percentage interest of a stockholder whose relative equity interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders should consult their tax advisors regarding the application of this test to their particular circumstances.

     In applying each of the Section 302 tests described above, a U.S. Holder must take into account not only Shares that such U.S. Holder actually owns, but also Shares that such U.S. Holder is treated as owning under constructive ownership rules. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as Shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

     Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or a related persons may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests, described above, are satisfied. U.S. Holders should be aware that proration may affect whether the sale of Shares pursuant to the Offer will meet any of the Section 302 tests. U.S. Holders should consult their tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares.

     If a U.S. Holder satisfies any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged. Generally, a U.S. Holder’s tax basis for the Shares will be equal to the cost of the Shares to the U.S. Holder. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the sale pursuant to the Offer. In the case of a U.S. Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on Shares held for more than one year is generally 15%. Specified limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of Shares (Shares acquired at the same cost in a single transaction) that we purchase from a U.S. Holder pursuant to the Offer.

     Distribution Treatment. If a U.S. Holder does not satisfy any of the Section 302 tests described above, the sale of a U.S. Holder’s Shares will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s Shares. The distribution would be treated as a dividend to the extent of the U.S. Holder’s share of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent, generally, of the U.S. Holder’s tax basis in the Shares with respect to which the distribution is received, and any remainder will be treated as capital gain. Any such gain will be long-term capital gain if the U.S. Holder has held the Shares for more than one year as of the date of sale pursuant to the Offer. Provided certain holding period and other requirements are satisfied, individual U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as a dividend. Such a dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Shares exchanged. To the extent that a purchase of a U.S. Holder’s Shares by us in the Offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s tax basis in the purchased Shares will be added to any Shares retained by the U.S. Holder.

     If a sale of Shares by a corporate U.S. holder is treated as a dividend, such corporate U.S. Holder (1) may be eligible for a dividends-received deduction and (2) may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

     See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

     United States Federal Income Tax Treatment of Non-U.S. Holders

     Sale or Exchange Treatment. If a Non-U.S. Holder’s sale of Shares pursuant to the Offer qualifies as a “sale or exchange” under any of the Section 302 tests described above, then any gain or loss recognized on the sale will be a capital gain or loss. Any capital gain recognized by a Non-U.S. Holder will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-U.S. Holder), (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, or (iii) the Company is, or during certain periods preceding the disposition has been, a “United States real property holding corporation” (which we do not believe we are) and certain other conditions are met.

     Distribution Treatment. If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount received by the Non-U.S. Holder with respect to the sale of Shares pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of Shares will be determined in the manner described above under “United States Federal Income Tax Treatment of U.S. Holders.”

     As described in Section 3 above, gross proceeds payable to a Non-U.S. Holder pursuant to the Offer will be subject to withholding of U.S. federal income tax at a rate of 30%, unless the Non-U.S. Holder provides the depositary with a validly completed and executed IRS Form W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) or IRS Form W-8BEN (with respect to income tax treaty benefits) establishing that an exemption from or reduced rate of withholding is available. The gross proceeds payable to a Non-U.S. Holder pursuant to the Offer will not be subject to U.S. federal backup withholding tax if the Non-U.S. Holder submits an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that stockholder’s exempt status.

     A Non-U.S. Holder that qualifies for an exemption from federal income tax withholding by delivering IRS Form W-8ECI generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer at the rates applicable to U.S. Holders. In addition, a Non-U.S. Holder that is a corporation may be subject to branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty).

     A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld (i) if such holder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or (ii) if such holder is otherwise able to establish that no tax or a reduced amount of tax is due. We urge Non-U.S. Holders to consult their own tax advisors regarding the particular tax consequences to them of participating in the Offer, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedure.

15. Extension of the Tender Offer; Termination; Amendment.

     Englehard expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by Engelhard to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. Engelhard expressly reserves the right to extend the Offer until the final determination of the election for members of the Board of Directors at the Company’s annual meeting. Engelhard also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. Engelhard’s reservation of these rights to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Engelhard must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, Engelhard further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by Engelhard to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which Engelhard may choose to make a public announcement, except as required by applicable law, Engelhard shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

     If Engelhard materially changes the terms of the Offer or the information concerning the Offer, Engelhard will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If

  Engelhard increases or decreases the price to be paid for Shares, materially increases or decreases the dealer managers’ fees or increases or decreases the number of Shares being sought in the Offer and, in the case of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such ten business day period.
16. Fees and Expenses.

     Engelhard has retained J.P. Morgan Securities Inc. (“JPMorgan”) and Merrill Lynch & Co. (“Merrill Lynch”) to act as the dealer managers in connection with the Offer. JPMorgan will receive reasonable and customary compensation. Merrill Lynch will not receive a separate fee for its role as dealer manager in connection with the Offer, but will receive compensation for these and other services as part of its broader strategic advisory engagement. Engelhard also has agreed to indemnify JPMorgan and Merrill Lynch against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws. Engelhard has retained Merrill Lynch as its independent financial advisor in connection with Engelhard’s analysis and consideration of, and response to, the BASF offer and with respect to any acquisition of control over Engelhard. For these services, Engelhard has agreed to pay Merrill Lynch customary fees for such services; to reimburse Merrill Lynch for all reasonable and customary expenses, including reasonable attorneys fees and disbursements; and to indemnify Merrill Lynch and certain related persons against liabilities related to, arising out of or in connection with the engagement. JP Morgan was retained as a financial advisor to Engelhard to render a fairness opinion to the Board of Directors in the event of any acquisition by a third party of a material portion of Engelhard with respect to the consideration to be received by Engelhard in such an acquisition. Engelhard has agreed to pay JPMorgan customary fees for such services; to reimburse JPMorgan for all expenses, including reasonable fees and disbursements of legal counsel; and to indemnify them and certain related persons against certain liabilities related to, arising out of, or in connection with its engagement. Each of JPMorgan and JPMorgan Chase and their affiliates, and Merrill Lynch and its affiliates, in the past have provided, and in the future may provide financial advisory and financing services to the Company, for which services they have received, and would expect to receive, compensation. In addition, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), an affiliate of JPMorgan and Merrill Lynch and their respective affiliates have provided a commitment letter, subject to customary conditions, to provide a bridge credit facility to initially fund the Offer pursuant to which they will be paid customary fees as described in Section 9 of this Offer to Purchase. In the ordinary course of its trading and brokerage activities, each of JPMorgan Chase and Merrill Lynch and their respective affiliates may hold positions, for their own accounts or for those of their customers, in securities of Engelhard.

     Engelhard has retained MacKenzie Partners, Inc. to act as information agent and Mellon Investor Services LLC to act as depositary in connection with the Offer. The information agent may contact holders of Shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The information agent and the depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by Engelhard for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

     No fees or commissions will be payable by Engelhard to brokers, dealers, commercial banks or trust companies (other than fees to the dealer managers, the information agent and the trustee for Engelhard’s employee plans, as described above) for soliciting or recommending tenders of Shares under the Offer. We urge stockholders holding Shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the depositary. Engelhard, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Engelhard, the dealer managers, the information agent, the depositary or the trustee for Engelhard’s employee plans for purposes of the Offer. Engelhard will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares, except as otherwise provided in this document and Instruction 9 in the Letter of Transmittal.

17. Miscellaneous.

     Engelhard is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If Engelhard becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, Engelhard will make a good faith effort to comply with the applicable law. If, after such good faith effort, Engelhard cannot comply with the applicable law, Engelhard will not make the Offer to (nor will tenders be accepted from or on behalf of) the holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Engelhard by the dealer managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Engelhard has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Engelhard.

     Engelhard’s Board of Directors has unanimously approved the Offer and recommends that you should tender your Shares into the Offer, Engelhard has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Engelhard, the information agent or the dealer managers.

May 5, 2006

     The Letter of Transmittal and Share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The depositary for the Offer is:

Mellon Investor Services LLC

By Registered Mail:	By Hand:	By Overnight Courier:

Mellon Investor Services LLC	Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Reorganization Dept.	Attn: Reorganization Dept.	Attn: Reorganization Dept.
P.O. Box 3301	120 Broadway, 13th Floor	480 Washington Boulevard
South Hackensack, NJ 07606	New York, NY 10271	Mail Drop-Reorg

     Please direct any questions or requests for assistance to the information agent or the dealer managers at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery to the information agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the depositary to confirm delivery of Shares.

The information agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email:tenderoffer@mackenziepartners.com

The Dealer Managers for the Offer are:

JPMorgan	Merrill Lynch & Co.
277 Park Avenue, 9th Floor	4 World Financial Center
New York, New York 10172	New York, New York 10080

Telephone:	Telephone:
Toll-free: (877) 371-5947	Domestic: (877) 653-2948
Call Contact: (212) 622-2922	International:(609) 818-8000